EXHIBIT 10.3


                          INVENTORY CREDIT LINE AGREEMENT

         This Inventory Credit Line Agreement is entered into between Swan Magnetics, Inc. ("Swan") and Internet Venture Group, Inc., a Florida corporation ("IVG"), effective as of January 22, 2001.

                                    RECITALS:
                                    ---------

         WHEREAS, IVG desires to increase its existing lines of credit utilized by its GeeWhiz.com division ("GeeWhiz");

         WHEREAS, Swan agrees to act as an accommodation party on behalf of IVG by making available a certificate of deposit in the principal amount of $100,000 to serve as collateral for an increase inventory line of credit for GeeWhiz;

                               TERMS OF AGREEMENT
                               ------------------

         1. Swan agrees to purchase a sixty (60) day certificate of deposit ("CD") from the Citizens Bank N.A. (Houston, Texas) or other acceptable, federally insured financial institution ("Bank"). Swan further agrees to pledge the CD as collateral to secure repayment of a temporary inventory line of credit to be established by Bank in favor of IVG. The undersigned officer of Swan shall execute all such documents that Bank deems reasonably necessary to document the pledge of the CD to secure the inventory line of credit.

         2. IVG and GeeWhiz agree to use the above-noted line of credit only for short term inventory financing purposes.

         3. IVG and GeeWhIZ agree to establish a lock box account in the name of Swan at Bank and to deposit all receivables of Gee Whiz directly into the lockbox account until all monies drawn against the inventory line of credit are repaid. IVG and GeeWhiz agree that the outstanding principal balance of the inventory line of credit shall be paid in full no later than April 1, 2001.

         4. All proceeds from the CD, including interest, are the property of Swan and will be provided to Swan on or before April 1, 2001.

         5. IVG agrees to pay Swan a fee of $10,000 in consideration for Swan's acting as an accommodation party pursuant to the terms of this Agreement. The fee shall be paid on or before April 1, 2001.

         6. IVG represents and warrants to Swan that it has obtained the necessary corporate authorization to enter into this agreement and that this agreement does not violate its articles of incorporation, its by-laws, or the laws of any state in which it operates.

         7. Swan and IVG agree that the CD will be the only source of collateral provided by Swan with respect to the inventory line of credit and that Swan has no other obligation or risk of loss with respect to the loan. IVG hereby indemnifies Swan and agrees to hold Swan harmless from any loss relating to the inventory line of credit and/or the CD. In the event that Bank offsets all or any part of the proceeds of the CD to pay amounts outstanding under the inventory line of credit, IVG agrees that it shall pay all such amounts to Swan (which amounts shall be fully due and owing as of April 1, 2001), plus interest in the amount of 8% per annum from the date that such amount becomes due and owing until paid in full.

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         8.       This agreement shall be governed by and enforced in accordance with the laws of the State of California.

         9. Any disputes arising from or relating to this agreement shall be resolved in state or federal court in Santa Clara County, California.

         10. Both parties agree to execute and complete any additional documentation reasonably necessary to implement the terms of this agreement.

SWAN MAGNETICS, INC.
Eden Kim
President



/S/  ELORIAN LANDERS
---  ---------------
Internet Venture Group, Inc.
Elorian Landers
Chief Executive Officer

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